Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Municipal Income Fund, Inc.
33-20468, 811-05488

An annual meeting of the shareholders of the Nuveen Municipal Income Fund, Inc. (the Fund) was held on July 28, 2003.

The purpose of the meeting was to

1. elect eight (8) trustees to serve until their
2. successors shall have been duly elected
3. and qualified;
4. approve changes to the Funds
5. fundamental investment policies.
6. To approve an Agreement and Plan of
7. Reorganization and Liquidation and the
8. transactions contemplated thereby, the
9. net effect of which would be to
10. reorganize the Fund into a newly created
11. Massachusetts business trust.


1. Eight trustees in total were elected by the
2. shareholders, to serve until the next
3. Annual Meeting and until successors
4. shall have been duly elected and
5. qualified.  The Trustees elected to serve
6. and the trustees currently on the Board
7. are listed below.

William E. Bennett
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri
William L. Kissick
Thomas E. Leafstrand
Peter R. Sawers
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington

The twelve trustees noted above constitute the total number of trustees in office at October 31, 2003.

2. Approval of changes to the Funds
3. fundamental investment policies:

To approve a change to a fundamental
investment restriction with respect to lending:

The number of common shares voted in the
affirmative:  3,383,119
and
the number of negative votes:  465,043


To approve a change to a fundamental
investment restriction with respect to borrowing:

The number of common shares voted in the
affirmative:  3,372,310
and
the number of negative votes:  477,355


In the matter of approving an Agreement and Plan of Reorganization and the transactions contemplated thereby:

The number of common shares voted in the
affirmative:  3,449,871
and
the number of negative votes:  372,581


Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950137-03-003394